EXHIBIT 5.1


March 31, 2004

I.Q. Biometrix, Inc.
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538

          RE:  Registration Statement On Form SB-2


Ladies and Gentlemen:

          We have examined the Registration Statement on Form SB-2, as amended, filed by I.Q. Biometrix, Inc., a Delaware Corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 9,077,840 shares of the Company's Common Stock (the "Shares"). The Shares are to be sold to the public as described in the Registration Statement. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

          Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable under the laws of the State of Delaware, including statutory provisions, all applicable provisions under the Delaware state constitution, and reported judicial decisions interpreting those laws.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                              Very truly yours,


                                              /s/ Mark Crone
                                              Mark Crone
                                              The Crone Law Group